The Governance Box

CONSULTING AGREEMENT

THIS AGREEMENT, dated as of July 1, 2015, between Dynamic Enviro, Inc. (also known as DYNAMIC), a Mississippi company (the "Company"), having its principal place of business at 9100 Kiln Waveland Cutoff Road, Waveland, Mississippi 39520, (800) 793-0355, and The Governance Box or its designee(s), Todd Heinzl, an entity with its mailing address at 353 Shipway Avenue, Newcastle, Ontario, Canada, L1B 0C1 ("GBX").

WITNESSETH:

WHEREAS, the Company wishes to retain GBX's services and GBX wishes to be associated with the Company as an independent contractor, subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Company and GBX hereby agree as follows:

1. **Terms of Consulting; Office and Duties.** During the Consulting Period (as defined below), GBX shall serve as a consultant to the Company and provide such services to the Company as may be assigned from time to time by the Chief Executive Officer or their delegate.

Such services will include assisting and advising the Company with

a. Development of its Corporate Governance Policy;

b. Creation and Adoption of Corporate Governance Manual and its inclusions;

c. Review Company Minute Book as it pertains to governance strategy;

d. Assist management of the Company in complying with all securities and exchange regulations in regards to the filing of a NASDAQ Capital Markets Application; or if required the filing of a NYSE Mkt LLC Application and any additional up-listing requirements as they become defined.

e. Complete corporate governance certification documents.

Services may include assisting and advising the Company with potential up-listing to a senior exchange and complying with exchange listed requirements:

f. its continued Corporate Governance Policies and Annual Governance review to ensure compliancy with senior exchange and its listing requirements;

g. Updating as required its Corporate Governance Manual and its mandatory inclusions pursuant to NASDAQ Rules 5600 or NYSE Mkt LLC 800 Guidelines;

h. and, assist management of the Company in complying with all securities and exchange regulations in regards to fulfilling governance requirements for cross or up listing to a senior US Exchange.

Services may include assisting and advising the Company with Self-Filing (S-1) requirements:

i. Review Self Filing materials and contribute where required in accordance to its governance policies;

j. Structure and valuation analysis;

k. Shareholder development;

Services may include assisting and advising the Company with Due Diligence and Document preparation requirements:

l. When required, assist the company in its due diligence and document preparation as it related to Director & Officers;

m. Capital and Shareholder structure;

n. And any other related materials to ensure regulatory compliancy as may be required from time to time;

GBX shall be available, as needed, during each business week of the Consulting Period for the proper performance of his duties hereunder. GBX shall serve as an independent contractor (and not as an employee or agent) of the Company.

2. Term. The consulting period shall be from July 1, 2015 through July 1, 2016 subject to termination as hereinafter provided (the "*Consulting Period*").

3. Compensation. Upon the completion of the initial consulting period of this agreement, the Company shall issue to GBX for all services rendered with **350,000 shares of unregistered Common Stock of the Company.** The Company and its management further agree to include these shares in connection with any registration statement filed by the Company with the Securities and Exchange Commission.

4. Ongoing Expense(s). The Company shall reimburse GBX for hard costs associated with the production of an approved manual for the Board of Directors of Dynamic Enviro, Inc. The Company shall also reimburse GBX for any airfare expenses, hotel, and ancillary in connection with GBX's services rendered hereunder with company pre-approval.

5. Disability or Death. If GBX becomes disabled or dies during the Consulting Period, the Consulting Period and the obligation of the Company to make payments hereunder shall, except for earned but unpaid fees, cease as of the date of GBX's disability or death.

6. Termination.

(a) Notwithstanding any other provision of this Agreement, the Consulting Period may be terminated by the Company on account of any of the following reasons, each of which shall constitute "*Cause*" for purposes of this Agreement:

(i) an act of fraud or dishonesty on the part of GBX;

(ii) a material failure by GBX to comply with applicable laws or regulations;

(iii) any violation of Section 7; or

(iv) GBX's material failure to perform his duties hereunder or any other material breach by GBX of any of the terms hereunder.

The Consulting Period shall terminate immediately upon the Company giving GBX written notice that the Consulting Period is being terminated for Cause.

(a) The Company may terminate the Consulting Period other than for Cause at any time by written notice to GBX. If the Consulting Period is terminated by the Company without Cause, the Company shall, as liquidated damages, pay to GBX his consulting fee, and GBX shall have no further right to receive any other compensation or amount after such termination.

(b) If the Company terminates the Consulting Period for Cause or GBX resigns, then the Company's obligations to make payments to GBX under Section 3 shall immediately cease as of the date of such termination or resignation.

(c) The payments (if any) required to be provided to GBX under this Section 6 shall be in complete satisfaction of any claims that GBX may have as a result of termination of the Consulting Period.

7. **Other Duties of GBX During and After Term.** Both during and after the Consulting Period, GBX shall not, to the detriment of the Company or its subsidiaries and affiliates, knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its subsidiaries and affiliates, or any of the businesses operated by them, including, without limitation, any customer lists, pricing information or sales and marketing data, plans and programs, and GBX confirms that such confidential information constitutes the exclusive property of the Company or its subsidiaries and affiliates. GBX agrees that he will use such confidential information solely for purposes of this Agreement and the services to be provided hereunder. The restrictions of this Section 7 are in addition to those imposed in any generally applicable nondisclosure statement or policy and signed or agreed to by GBX. Further, during the Consulting Period, the GBX shall not make any statement or perform any act intended to advance any interest of any existing or prospective competitor of the Company or their subsidiaries and affiliates in the United States, including, but not limited to, soliciting customers or potential customers or solicit or encourage any employee of the Company or its subsidiaries and affiliates to take any action that is disloyal or inconsistent with the Company's or its subsidiaries' and affiliates' interest

8. **Injunctive Relief.** In addition to any other remedies, at law or otherwise, that the Company may have against GBX for a breach of Section 7 of this Agreement, the Company is entitled to

an injunction to be issued by any court of competent jurisdiction, enjoining and restraining GBX from committing any breach of the terms of this Agreement.

9. Independent Contractor Relationship. The relationship between the Company and GBX is that of independent contractor. Neither party shall be the agent of the other for any purpose whatsoever, have power or authority to make or give any promise, to execute any contract or otherwise create, or assume any liability or obligation in the name of or on behalf of the other party. Neither party shall misrepresent to any third party that it has any power or authority which is denied to it by the preceding sentence. The GBX shall be responsible for the payment of all employment and other taxes with respect to the payments and benefits provided by the Company under this Agreement and shall hold the Company harmless from any loss or expense from his failure to properly report or pay any such taxes.

10. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such consolidation, merger or transfer of assets and such assumption, the term "*Company*" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

11. General Provisions.

(a) This Agreement shall be binding upon, and inure to the benefit of, GBX and the Company and their respective successors and permitted assigns.

(b) This Agreement shall be governed by and construed under the laws of the State of New York (without giving effect to its principles of conflict of laws). The parties to this Agreement consent to personal jurisdiction of all courts located in the County of New York, State of New York, to resolve any and all disputes pertaining hereto and agree that such jurisdiction shall be exclusive.

(c) The obligations of GBX under Section 7 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by GBX, upon the expiration of the Consulting Period or otherwise).

(d) In case any one or more of the provisions or any part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid, illegal or unenforceable had never been contained herein and such provision or part be reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

(e) This Agreement contains the entire agreement between the Company and GBX with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

(f) All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by expedited overnight courier service to the addresses